First Internet Bancorp Reports Third Quarter 2021 Results

Highlights for the third quarter include:

•Net income of $12.1 million, an increase of 43.7% over the third quarter of 2020

•Diluted earnings per share of $1.21, an increase of 40.7% over the third quarter of 2020

•Adjusted net income of $12.7 million, or $1.27 per diluted share, when excluding $0.8 million of pre-tax costs associated with the redemption of subordinated notes

•Total revenue of $28.7 million and adjusted total revenue of $29.5 million, an increase of 2.8% over the third quarter of 2020

•New board authorization to repurchase up to $30.0 million of common stock through the end of 2022

Fishers, Indiana, October 20, 2021 – First Internet Bancorp (the “Company”) (Nasdaq: INBK), the parent company of First Internet Bank (the “Bank”), announced today financial and operational results for the third quarter of 2021. Net income for the third quarter of 2021 was $12.1 million, or $1.21 diluted earnings per share. This compares to net income of $13.1 million, or $1.31 diluted earnings per share, for the second quarter of 2021, and net income of $8.4 million, or $0.86 diluted earnings per share, for the third quarter of 2020.

“We produced strong operating results for the third quarter of 2021, driven by solid revenue generation and disciplined expense management,” said David Becker, Chairman and Chief Executive Officer. “Our strategies designed to build sustainable fee revenue continued to pay off as we generated a return on average assets in excess of 1.0% for the fourth straight quarter. Looking forward, pipelines in our SBA, construction, single tenant lease financing and our newly formed franchise finance lines of business are strong, giving us confidence in our ability to continue growing revenue and earnings for the remainder of the year and into 2022.

“Our new franchise finance business line is the third installment in a $300 million commitment we have made to small business owners in 2021,” Mr. Becker added. “We have teamed with ApplePie Capital, a company that sources and originates franchisee lending opportunities on a nationwide basis. Together, we are funding loans to proven businesses, fueling economic and job growth and building our loan portfolio. We expect to fund $100 million of franchise loans by year-end. Earlier this year, we originated $30 million in a second round of PPP, and we have secured an additional $172 million in SBA 7(a) approvals over the course of SBA’s most recently ended fiscal year. Looking ahead to 2022, we expect to expand our small business pledge by 20%. We anticipate funding up to $150 million in franchise finance and $215 million in SBA 7(a) loans. Furthermore, to provide our small business owners the upgraded digital experience that will empower them to manage their cash flows effectively, we have announced a partnership with Finzly to provide an innovative payments hub and expect to announce additional relationships within the next few weeks.”

Mr. Becker concluded, “Of course, the First Internet team’s hard work and unwavering commitment to client service are the keys to our ongoing success and the reasons we are confident in the strength of our organization and our abilities to seize upon new opportunities ahead.”

Net Interest Income and Net Interest Margin
Net interest income for the third quarter of 2021 was $20.9 million, compared to $21.6 million for the second quarter of 2021, and $16.2 million for the third quarter of 2020. On a fully-taxable equivalent basis, net interest income for the third quarter of 2021 was $22.3 million, compared to $23.0 million for the second quarter of 2021, and $17.7 million for the third quarter of 2020.

On September 30, 2021, the Company redeemed all $25.0 million aggregate principal amount of 6.0% fixed-to-floating rate subordinated notes due in 2026. Excluding $0.8 million of costs related to this redemption, net interest income was $21.7 million and fully-taxable equivalent net interest income was $23.1 million.

Total interest income for the third quarter of 2021 was $33.0 million, a decrease of 1.0% compared to the second quarter of 2021, and an increase of 0.9% compared to the third quarter of 2020. On a fully-taxable equivalent basis, total interest income for the third quarter of 2021 was $34.4 million, a decrease of 1.1% compared to the second quarter of 2021, and an increase of 0.6% compared to the third quarter of 2020. The modest decrease in total interest income compared to the second quarter of 2021 was driven primarily by a 10 basis point (“bp”) decrease in the yield on interest-earning assets, which was partially offset by a 1.2% increase in the average balance of these assets. The yield on interest-earning assets for the third quarter of 2021 decreased to 3.16% from 3.26% in the linked quarter due primarily to changes in the earning asset mix as well as lower loan fees. Average loan balances, including loans held for sale, decreased $60.0 million, or 2.0%, while the average balances of securities and other earning assets increased $108.0 million, or 10.0%, compared to the linked quarter.

Total interest expense for the third quarter of 2021 was $12.1 million, an increase of 2.9% compared to the second quarter of 2021, and a decrease of 26.7% compared to the third quarter of 2020. The increase in total interest expense compared to the linked quarter was due primarily to the costs related to the redemption of the subordinated notes discussed above. Average interest-bearing deposit balances increased $28.6 million, or 0.9%, while the cost of these deposits declined 9 bps to 0.90%.

The composition of deposits continued to improve as the average balance of money market accounts, savings accounts and interest-bearing demand deposits increased $94.1 million, or 5.6%, on a combined basis while the average balance of certificates and brokered deposits declined $65.5 million, or 4.5%, compared to the linked quarter. Furthermore, the cost of certificates and brokered deposits decreased by 14 bps compared to the linked quarter. During the third quarter of 2021, new certificates of deposit were originated at a weighted average cost of 43 bps while maturing certificates of deposit had a weighted average cost of 143 bps; a difference of 100 bps.

Net interest margin (“NIM”) was 2.00% for the third quarter of 2021, down from 2.11% for the second quarter of 2021 and up from 1.53% for the third quarter of 2020. Fully-taxable equivalent NIM (“FTE

NIM”) was 2.13% for the third quarter of 2021, down from 2.25% for the second quarter of 2021 and up from 1.67% for the third quarter of 2020. Excluding the $0.8 million of costs related to the redemption of the subordinated notes, adjusted NIM was 2.08% and adjusted FTE NIM was 2.21%. The decreases in adjusted NIM and adjusted FTE NIM compared to the linked quarter were driven primarily by the lower average loan balances and loan fees, partially offset by lower interest-bearing deposit costs and higher securities income.

Noninterest Income
Noninterest income for the third quarter of 2021 was $7.8 million, compared to $9.0 million for the second quarter of 2021 and $12.5 million for the third quarter of 2020. The decrease compared to the linked quarter was driven primarily by the positive impact of a $2.5 million gain on sale of premises and equipment that occurred in the second quarter. Excluding the impact of that gain, adjusted noninterest income increased by $1.4 million, or 21.3%, compared to the linked quarter, driven primarily by higher revenue from mortgage banking activities and other income, partially offset by modestly lower gain on sale of loans. Mortgage banking revenue totaled $3.9 million for the third quarter of 2021, an increase of $1.2 million, or 44.0%, from the linked quarter, due primarily to increases in interest rate locks, sold loan volume and margins. Other income increased $0.5 million due to a distribution from the Company’s investment in a Small Business Investment Company fund. Gain on sale of loans totaled $2.7 million for the quarter, decreasing from $3.0 million in the second quarter of 2021, due mainly to a decline in secondary market premiums on U.S. Small Business Administration (“SBA”) 7(a) guaranteed loan sales during the quarter.

Noninterest Expense
Noninterest expense for the third quarter of 2021 was $14.5 million, compared to $15.1 million for the second quarter of 2021 and $16.4 million for the third quarter of 2020. The decrease of $0.6 million, or 4.1%, compared to the linked quarter was driven primarily by lower consulting and professional fees, other expense and loan expenses. The decrease in consulting and professional fees and loan expenses was due mainly to third party loan review and stress testing performed in the linked quarter. The decrease in other expense was due to seasonal expenses incurred in the second quarter as well as a gain on the sale of a residential other real estate owned property. The decrease in loan expenses was due to reimbursement of expenses incurred in prior quarters related to nonperforming loans.

Income Taxes
The Company reported income tax expense of $2.2 million for the third quarter of 2021 and an effective tax rate of 15.5%, compared to income tax expense of $2.4 million and an effective tax rate of 15.4% for the second quarter of 2021 and $1.4 million and an effective tax rate of 14.2% for the third quarter of 2020.

Loans and Credit Quality
Total loans as of September 30, 2021 were $2.9 billion, a decrease of $21.5 million, or 0.7%, compared to June 30, 2021, and a decrease of $76.8 million, or 2.5%, compared to September 30, 2020. Total commercial loan balances were $2.4 billion as of September 30, 2021, a decrease of $29.1 million, or 1.2%, compared to June 30, 2021, and a decrease of $37.0 million, or 1.5%, compared to September 30, 2020. Compared to the linked quarter, the decline in commercial loan balances was driven largely by net payoffs in healthcare finance, public finance and SBA Paycheck Protection Program (“PPP”) loans, which were partially offset by increases in franchise finance, commercial and industrial and single tenant lease financing balances.

Total consumer loan balances were $475.1 million as of September 30, 2021, an increase of $8.7 million, or 1.9%, compared to June 30, 2021, and a decrease of $32.6 million, or 6.4%, compared to September 30, 2020. The increase in consumer loan balances from June 30, 2021 was due primarily to higher balances in the residential mortgage portfolio.

Total delinquencies 30 days or more past due were 0.06% of total loans as of September 30, 2021, down from 0.07% as of June 30, 2021 and 0.22% as of September 30, 2020. Overall credit quality remained strong as nonperforming loans to total loans was 0.27% as of September 30, 2021, compared to 0.31% as of June 30, 2021 and 0.32% as of September 30, 2020. During the third quarter of 2021, nonperforming loans declined $1.2 million, or 13.1%, compared to the linked quarter due primarily to the payoff of a single tenant lease financing relationship which had previously been classified as nonaccrual.

The allowance for loan losses as a percentage of total loans was 0.95% as of September 30, 2021, or 0.96% when excluding PPP loans, consistent with 0.95% and 0.96%, respectively, as of June 30, 2021 and up from 0.89% and 0.91%, respectively, as of September 30, 2020.

Net charge-offs of less than $0.1 million were recognized during the third quarter of 2021, resulting in net charge-offs to average loans of 0.01%, compared to 0.35% for the second quarter of 2021 and 0.01% for the third quarter of 2020. Net charge-offs were elevated in the second quarter of 2021 due to the elimination of specific reserves related to a single tenant lease financing relationship. The provision for loan losses in the third quarter of 2021 was a benefit of $29,000, compared to a provision of $21,000 for the second quarter of 2021 and $2.5 million for the third quarter of 2020. The decrease in provision for loan losses for the third quarter of 2021 was due primarily to the $21.5 million decrease in loan balances mentioned above.

Capital
As of September 30, 2021, total shareholders’ equity was $370.4 million, an increase of $11.8 million, or 3.3%, compared to June 30, 2021, and an increase of $52.3 million, or 16.5%, compared to September 30, 2020. The increase compared to the linked quarter was due primarily to net income earned during the quarter. Book value per common share increased to $37.59 as of September 30, 2021, up from $36.39 as of June 30, 2021 and $32.46 as of September 30, 2020. Tangible book value per share increased to $37.12, up from $35.92 and $31.98, each as of the same reference dates.

During the third quarter of 2021, the Company completed a $60.0 million offering of 3.75% fixed-to-floating rate subordinated notes due in 2031. A portion of the proceeds were used to redeem the $25.0 million principal amount of 6.0% subordinated notes due in 2026 discussed above. The net increase in subordinated notes resulted in increases in the Company’s Tier 2 regulatory capital and total risk-based capital ratio.

The following table presents the Company’s and the Bank’s regulatory and other capital ratios as of September 30, 2021.

	As of September 30, 2021
	Company	Bank

Total shareholders’ equity to assets	8.71%	9.68%
Tangible common equity to tangible assets [1]	8.61%	9.58%
Tier 1 leverage ratio [2]	8.86%	9.83%
Common equity tier 1 capital ratio [2]	12.61%	13.99%
Tier 1 capital ratio [2]	12.61%	13.99%
Total risk-based capital ratio [2]	17.03%	14.92%

[1] This information represents a non-GAAP financial measure. For a discussion of non-GAAP financial measures, see the section below entitled "Non-GAAP Financial Measures."
[2] Regulatory capital ratios are preliminary pending filing of the Company's and the Bank's regulatory reports.

Stock Repurchase Authorization
On October 18, 2021, the Company’s Board of Directors authorized a new stock repurchase program (the “Program”) with an aggregate purchase price of up to $30.0 million. The Program is scheduled to expire on December 31, 2022. The Program permits the Company to acquire shares of its common stock from time to time in the open market or in privately negotiated transactions at prices management considers to be attractive and in the best interest of the Company and its shareholders. The Program does not obligate the Company to repurchase shares of its common stock, and there is no assurance that it will do so.

Any repurchases are subject to compliance with applicable laws and regulations. Repurchases will be conducted in consideration of general market and economic conditions as well as the financial and regulatory condition of the Company and the Bank. The Program may be modified, suspended or discontinued at any time.

Conference Call and Webcast
The Company will host a conference call and webcast at 12:00 p.m. Eastern Time on Thursday, October 21, 2021 to discuss its quarterly financial results. The call can be accessed via telephone at (888) 348-3664. A recorded replay can be accessed through November 21, 2021 by dialing (877) 344-7529; passcode: 10160916.

Additionally, interested parties can listen to a live webcast of the call on Company's website at www.firstinternetbancorp.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $4.3 billion as of September 30, 2021. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank provides consumer and small business deposit, SBA financing, residential mortgage loans, consumer loans, and specialty finance services nationally as well as commercial real estate loans, construction loans, commercial and industrial loans, and treasury management services on a regional basis. First Internet Bancorp’s common stock trades on the Nasdaq Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including statements with respect to the Company’s stock repurchase program and timing and methods of executing the same, the financial condition, results of operations, trends in lending policies and loan programs, plans and prospective business partnerships, objectives, future performance and business of the Company. Forward-looking statements are generally identifiable by the use of words such as “anticipate,” “believe,” “confidence in,” “continue,” “could,” “designed,” “effort,” “estimate,” “expect,” “intend,” “looking forward,” “may,” “optimistic,” “pending,” “plan,” “position,” “preliminary,” “remain,” “should,” “will,” “working on,” “would” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements. Such statements are subject to certain risks and uncertainties including: the effects of the COVID-19 global pandemic and other adverse public health developments on the economy, our business and operations and the business and operations of our vendors and customers: general economic conditions, whether national or regional, and conditions in the lending markets in which we participate that may have an adverse effect on the demand for our loans and other products; our credit quality and related levels of nonperforming assets and loan losses, and the value and salability of the real estate that we own or that is the collateral for our loans. Other factors that may cause such differences include: failures or breaches of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, public finance, SBA, healthcare finance and franchise finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; execution of future acquisition, reorganization or disposition transactions, including without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings and other anticipated benefits from such transactions; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission. All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, tangible common equity to tangible assets, average tangible common equity, return on average tangible common equity, total interest income – FTE, net interest income – FTE, adjusted net interest income, adjusted net interest income – FTE, net interest margin – FTE, adjusted net interest margin, adjusted net interest margin – FTE, allowance for loan losses to loans, excluding PPP loans, adjusted revenue, adjusted noninterest income, adjusted income before income taxes, adjusted income tax provision, adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders’ equity, adjusted return on average tangible common equity and adjusted effective income tax rate are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures are useful to investors by providing a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Director of Corporate Administration	President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income	$12,090	$13,096	$8,411	$35,636	$18,362

Per share and share information
Earnings per share - basic	$1.22	$1.32	$0.86	$3.59	$1.87
Earnings per share - diluted	1.21	1.31	0.86	3.57	1.87
Dividends declared per share	0.06	0.06	0.06	0.18	0.18
Book value per common share	37.59	36.39	32.46	37.59	32.46
Tangible book value per common share [1]	37.12	35.92	31.98	37.12	31.98
Common shares outstanding	9,854,153	9,854,153	9,800,569	9,854,153	9,800,569
Average common shares outstanding:
Basic	9,936,237	9,932,761	9,773,175	9,922,877	9,825,683
Diluted	9,988,102	9,981,422	9,773,224	9,974,071	9,827,182
Performance ratios
Return on average assets	1.12%	1.25%	0.78%	1.13%	0.58%
Return on average shareholders' equity	13.10%	14.88%	10.67%	13.54%	7.90%
Return on average tangible common equity [1]	13.27%	15.09%	10.83%	13.73%	8.02%
Net interest margin	2.00%	2.11%	1.53%	2.05%	1.47%
Net interest margin - FTE [1,2]	2.13%	2.25%	1.67%	2.19%	1.61%
Capital ratios [3]
Total shareholders' equity to assets	8.71%	8.53%	7.34%	8.71%	7.34%
Tangible common equity to tangible assets [1]	8.61%	8.43%	7.24%	8.61%	7.24%
Tier 1 leverage ratio	8.86%	8.70%	7.72%	8.86%	7.72%
Common equity tier 1 capital ratio	12.61%	12.23%	11.13%	12.61%	11.13%
Tier 1 capital ratio	12.61%	12.23%	11.13%	12.61%	11.13%
Total risk-based capital ratio	17.03%	15.51%	14.38%	17.03%	14.38%
Asset quality
Nonperforming loans	$7,851	$9,038	$9,774	$7,851	$9,774
Nonperforming assets	9,039	10,338	9,782	9,039	9,782
Nonperforming loans to loans	0.27%	0.31%	0.32%	0.27%	0.32%
Nonperforming assets to total assets	0.21%	0.25%	0.23%	0.21%	0.23%
Allowance for loan losses to:
Loans	0.95%	0.95%	0.89%	0.95%	0.89%
Loans, excluding PPP loans [1]	0.96%	0.96%	0.91%	0.96%	0.91%
Nonperforming loans	356.6%	310.5%	275.4%	356.6%	275.4%
Net charge-offs to average loans	0.01%	0.35%	0.01%	0.12%	0.06%
Average balance sheet information
Loans	$2,933,654	$2,994,356	$2,996,641	$2,991,556	$2,957,116
Total securities	713,342	574,684	633,552	612,755	640,659
Other earning assets	479,051	509,735	552,058	478,399	520,875
Total interest-earning assets	4,148,726	4,100,749	4,216,634	4,107,971	4,161,245
Total assets	4,265,189	4,206,966	4,307,819	4,215,479	4,246,201
Noninterest-bearing deposits	104,161	98,207	75,901	97,760	70,060
Interest-bearing deposits	3,137,728	3,109,165	3,279,621	3,121,039	3,213,372
Total deposits	3,241,889	3,207,372	3,355,522	3,218,799	3,283,432
Shareholders' equity	366,187	352,894	313,611	351,794	310,506

1 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited)
Dollar amounts in thousands
	September 30, 2021	June 30, 2021	September 30, 2020
Assets
Cash and due from banks	$4,932	$4,347	$5,804
Interest-bearing deposits	402,583	324,450	482,649
Securities available-for-sale, at fair value	634,007	663,519	528,311
Securities held-to-maturity, at amortized cost	62,129	65,659	68,254
Loans held-for-sale	43,970	27,587	76,208
Loans	2,936,148	2,957,608	3,012,914
Allowance for loan losses	(28,000)	(28,066)	(26,917)
Net loans	2,908,148	2,929,542	2,985,997
Accrued interest receivable	14,866	16,345	17,768
Federal Home Loan Bank of Indianapolis stock	25,650	25,650	25,650
Cash surrender value of bank-owned life insurance	38,660	38,421	37,714
Premises and equipment, net	52,700	44,249	31,262
Goodwill	4,687	4,687	4,687
Servicing asset	4,412	4,120	2,818
Other real estate owned	1,188	1,300	—
Accrued income and other assets	54,360	54,766	66,502
Total assets	$4,252,292	$4,204,642	$4,333,624

Liabilities
Noninterest-bearing deposits	$110,117	$113,996	$86,088
Interest-bearing deposits	3,114,478	3,092,151	3,286,303
Total deposits	3,224,595	3,206,147	3,372,391
Advances from Federal Home Loan Bank	514,920	514,919	514,914
Subordinated debt	104,156	69,871	69,758
Accrued interest payable	1,568	1,132	1,249
Accrued expenses and other liabilities	36,611	53,932	57,210
Total liabilities	3,881,850	3,846,001	4,015,522
Shareholders' equity
Voting common stock	223,059	222,486	220,951
Retained earnings	160,551	149,066	116,241
Accumulated other comprehensive loss	(13,168)	(12,911)	(19,090)
Total shareholders' equity	370,442	358,641	318,102
Total liabilities and shareholders' equity	$4,252,292	$4,204,642	$4,333,624

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Dollar amounts in thousands, except per share data
	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Interest income
Loans	$30,126	$30,835	$29,560	$91,846	$89,698
Securities - taxable	2,297	1,921	2,240	5,997	9,135
Securities - non-taxable	241	259	381	781	1,410
Other earning assets	370	362	569	1,067	2,973
Total interest income	33,034	33,377	32,750	99,691	103,216
Interest expense
Deposits	7,090	7,705	12,428	23,423	45,399
Other borrowed funds	5,025	4,065	4,090	13,217	12,141
Total interest expense	12,115	11,770	16,518	36,640	57,540
Net interest income	20,919	21,607	16,232	63,051	45,676
(Benefit) provision for loan losses	(29)	21	2,509	1,268	6,461
Net interest income after (benefit) provision for loan losses	20,948	21,586	13,723	61,783	39,215
Noninterest income
Service charges and fees	276	280	224	822	618
Loan servicing revenue	511	457	274	1,390	780
Loan servicing asset revaluation	(274)	(240)	(103)	(669)	(372)
Mortgage banking activities	3,850	2,674	9,630	12,274	16,706
Gain on sale of loans	2,719	3,019	2,033	7,461	4,596
Gain on sale of securities	—	—	98	—	139
Gain on sale of premises and equipment	—	2,523	—	2,523	—
Other	731	249	339	1,349	1,212
Total noninterest income	7,813	8,962	12,495	25,150	23,679
Noninterest expense
Salaries and employee benefits	9,316	9,232	9,533	28,040	25,096
Marketing, advertising and promotion	813	872	426	2,365	1,212
Consulting and professional fees	728	1,078	614	2,792	2,723
Data processing	380	382	388	1,224	1,102
Loan expenses	383	541	408	1,458	1,406
Premises and equipment	1,687	1,587	1,568	4,875	4,795
Deposit insurance premium	230	275	440	930	1,360
Write-down of other real estate owned	—	—	2,065	—	2,065
Other	914	1,108	970	3,159	3,383
Total noninterest expense	14,451	15,075	16,412	44,843	43,142
Income before income taxes	14,310	15,473	9,806	42,090	19,752
Income tax provision	2,220	2,377	1,395	6,454	1,390
Net income	$12,090	$13,096	$8,411	$35,636	$18,362

Per common share data
Earnings per share - basic	$1.22	$1.32	$0.86	$3.59	$1.87
Earnings per share - diluted	$1.21	$1.31	$0.86	$3.57	$1.87
Dividends declared per share	$0.06	$0.06	$0.06	$0.18	$0.18

All periods presented have been reclassified to conform to the current period classification

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Three Months Ended
	September 30, 2021			June 30, 2021			September 30, 2020
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$2,956,333	$30,126	4.04%	$3,016,330	$30,835	4.10%	$3,031,024	$29,560	3.88%
Securities - taxable	629,101	2,297	1.45%	490,634	1,921	1.57%	539,154	2,240	1.65%
Securities - non-taxable	84,241	241	1.14%	84,050	259	1.24%	94,398	381	1.61%
Other earning assets	479,051	370	0.31%	509,735	362	0.28%	552,058	569	0.41%
Total interest-earning assets	4,148,726	33,034	3.16%	4,100,749	33,377	3.26%	4,216,634	32,750	3.09%
Allowance for loan losses	(28,127)			(30,348)			(25,347)
Noninterest-earning assets	144,590			136,565			116,532
Total assets	$4,265,189			$4,206,966			$4,307,819

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$198,637	$150	0.30%	$192,777	$143	0.30%	$154,275	$228	0.59%
Savings accounts	62,195	56	0.36%	55,811	49	0.35%	45,466	79	0.69%
Money market accounts	1,498,218	1,532	0.41%	1,416,406	1,462	0.41%	1,295,249	2,442	0.75%
Certificates and brokered deposits	1,378,678	5,352	1.54%	1,444,171	6,051	1.68%	1,784,631	9,679	2.16%
Total interest-bearing deposits	3,137,728	7,090	0.90%	3,109,165	7,705	0.99%	3,279,621	12,428	1.51%
Other borrowed funds	611,975	5,025	3.26%	584,751	4,065	2.79%	584,634	4,090	2.78%
Total interest-bearing liabilities	3,749,703	12,115	1.28%	3,693,916	11,770	1.28%	3,864,255	16,518	1.70%
Noninterest-bearing deposits	104,161			98,207			75,901
Other noninterest-bearing liabilities	45,138			61,949			54,052
Total liabilities	3,899,002			3,854,072			3,994,208
Shareholders' equity	366,187			352,894			313,611
Total liabilities and shareholders' equity	$4,265,189			$4,206,966			$4,307,819

Net interest income		$20,919			$21,607			$16,232

Interest rate spread			1.88%			1.98%			1.39%
Net interest margin			2.00%			2.11%			1.53%
Net interest margin - FTE [2,3]			2.13%			2.25%			1.67%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Average Balances and Rates (unaudited)
Dollar amounts in thousands
	Nine Months Ended
	September 30, 2021			September 30, 2020
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale [1]	$3,016,817	$91,846	4.07%	$2,999,711	$89,698	3.99%
Securities - taxable	527,625	5,997	1.52%	543,699	9,135	2.24%
Securities - non-taxable	85,130	781	1.23%	96,960	1,410	1.94%
Other earning assets	478,399	1,067	0.30%	520,875	2,973	0.76%
Total interest-earning assets	4,107,971	99,691	3.24%	4,161,245	103,216	3.31%
Allowance for loan losses	(29,446)			(23,605)
Noninterest-earning assets	136,954			108,561
Total assets	$4,215,479			$4,246,201

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$190,785	$425	0.30%	$138,288	$684	0.66%
Savings accounts	54,740	145	0.35%	37,700	249	0.88%
Money market accounts	1,428,554	4,385	0.41%	1,084,411	9,726	1.20%
Certificates and brokered deposits	1,446,960	18,468	1.71%	1,952,973	34,740	2.38%
Total interest-bearing deposits	3,121,039	23,423	1.00%	3,213,372	45,399	1.89%
Other borrowed funds	593,605	13,217	2.98%	584,547	12,141	2.77%
Total interest-bearing liabilities	3,714,644	36,640	1.32%	3,797,919	57,540	2.02%
Noninterest-bearing deposits	97,760			70,060
Other noninterest-bearing liabilities	51,281			67,716
Total liabilities	3,863,685			3,935,695
Shareholders' equity	351,794			310,506
Total liabilities and shareholders' equity	$4,215,479			$4,246,201

Net interest income		$63,051			$45,676

Interest rate spread			1.92%			1.29%
Net interest margin			2.05%			1.47%
Net interest margin - FTE [2,3]			2.19%			1.61%

1 Includes nonaccrual loans
2 On a fully-taxable equivalent (“FTE”) basis assuming a 21% tax rate
3 Refer to "Non-GAAP Financial Measures" section above and "Reconciliation of Non-GAAP Financial Measures" below

First Internet Bancorp
Loans and Deposits (unaudited)
Dollar amounts in thousands
	September 30, 2021		June 30, 2021		September 30, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$107,142	3.6%	$96,203	3.3%	$77,116	2.6%
Owner-occupied commercial real estate	84,819	2.9%	87,136	2.9%	89,095	3.0%
Investor commercial real estate	28,505	1.0%	28,871	1.0%	13,084	0.4%
Construction	115,414	3.9%	117,970	4.0%	92,154	3.1%
Single tenant lease financing	921,998	31.5%	913,115	30.9%	960,505	31.9%
Public finance	601,738	20.5%	612,138	20.7%	625,638	20.8%
Healthcare finance	417,388	14.2%	455,890	15.3%	461,740	15.3%
Small business lending	102,889	3.5%	123,293	4.2%	123,168	4.1%
Franchise Finance	25,598	0.9%	—	—%	—	—%
Total commercial loans	2,405,491	82.0%	2,434,616	82.3%	2,442,500	81.2%

Consumer loans
Residential mortgage	188,750	6.4%	177,148	6.0%	203,041	6.7%
Home equity	17,960	0.6%	17,510	0.6%	22,169	0.7%
Trailers	147,806	5.0%	148,795	5.0%	145,775	4.8%
Recreational vehicles	90,192	3.1%	91,030	3.1%	96,910	3.2%
Other consumer loans	30,398	1.0%	31,971	1.1%	39,765	1.3%
Total consumer loans	475,106	16.1%	466,454	15.8%	507,660	16.7%

Net deferred loan fees, premiums, discounts and other [1]	55,551	1.9%	56,538	1.9%	62,754	2.1%

Total loans	$2,936,148	100.0%	$2,957,608	100.0%	$3,012,914	100.0%

	September 30, 2021		June 30, 2021		September 30, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$110,117	3.4%	$113,996	3.6%	$86,088	2.6%
Interest-bearing demand deposits	201,557	6.3%	196,841	6.1%	155,054	4.6%
Savings accounts	66,762	2.1%	56,298	1.8%	49,890	1.5%
Money market accounts	1,479,358	45.8%	1,432,355	44.6%	1,359,178	40.3%
Certificates of deposits	1,043,898	32.4%	1,087,350	33.9%	1,360,575	40.3%
Brokered deposits	322,903	10.0%	319,307	10.0%	361,606	10.7%
Total deposits	$3,224,595	100.0%	$3,206,147	100.0%	$3,372,391	100.0%

1 Includes carrying value adjustments of $38.9 million, $40.4 million and $44.3 million related to terminated interest rate swaps associated with public finance loans as of September 30, 2021, June 30, 2021 and September 30, 2020, respectively.

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Total equity - GAAP	$370,442	$358,641	$318,102	$370,442	$318,102
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible common equity	$365,755	$353,954	$313,415	$365,755	$313,415

Total assets - GAAP	$4,252,292	$4,204,642	$4,333,624	$4,252,292	$4,333,624
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible assets	$4,247,605	$4,199,955	$4,328,937	$4,247,605	$4,328,937

Common shares outstanding	9,854,153	9,854,153	9,800,569	9,854,153	9,800,569

Book value per common share	$37.59	$36.39	$32.46	$37.59	$32.46
Effect of goodwill	(0.47)	(0.47)	(0.48)	(0.47)	(0.48)
Tangible book value per common share	$37.12	$35.92	$31.98	$37.12	$31.98

Total shareholders' equity to assets	8.71%	8.53%	7.34%	8.71%	7.34%
Effect of goodwill	(0.10%)	(0.10%)	(0.10%)	(0.10%)	(0.10%)
Tangible common equity to tangible assets	8.61%	8.43%	7.24%	8.61%	7.24%

Total average equity - GAAP	$366,187	$352,894	$313,611	$351,794	$310,506
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Average tangible common equity	$361,500	$348,207	$308,924	$347,107	$305,819

Return on average shareholders' equity	13.10%	14.88%	10.67%	13.54%	7.90%
Effect of goodwill	0.17%	0.21%	0.16%	0.19%	0.12%
Return on average tangible common equity	13.27%	15.09%	10.83%	13.73%	8.02%

Total interest income	$33,034	$33,377	$32,750	$99,691	$103,216
Adjustments:
Fully-taxable equivalent adjustments [1]	1,356	1,394	1,424	4,105	4,396
Total interest income - FTE	$34,390	$34,771	$34,174	$103,796	$107,612

Net interest income	$20,919	$21,607	$16,232	$63,051	$45,676
Adjustments:
Fully-taxable equivalent adjustments [1]	1,356	1,394	1,424	4,105	4,396
Net interest income - FTE	$22,275	$23,001	$17,656	$67,156	$50,072

Net interest income	$20,919	$21,607	$16,232	$63,051	$45,676
Adjustments:
Subordinated debt redemption cost	810	—	—	810	—
Adjusted net interest income	$21,729	$21,607	$16,232	$63,861	$45,676

Net interest income	$20,919	$21,607	$16,232	$63,051	$45,676
Adjustments:
Fully-taxable equivalent adjustments [1]	1,356	1,394	1,424	4,105	4,396
Subordinated debt redemption cost	810	—	—	810	—
Adjusted net interest income - FTE	$23,085	$23,001	$17,656	$67,966	$50,072

Net interest margin	2.00%	2.11%	1.53%	2.05%	1.47%
Effect of fully-taxable equivalent adjustments [1]	0.13%	0.14%	0.14%	0.14%	0.14%

Net interest margin - FTE	2.13%	2.25%	1.67%	2.19%	1.61%

Net interest margin	2.00%	2.11%	1.53%	2.05%	1.47%
Effect of subordinated debt redemption cost	0.08%	—%	—%	0.02%	—%
Adjusted net interest margin	2.08%	2.11%	1.53%	2.07%	1.47%

Net interest margin	2.00%	2.11%	1.53%	2.05%	1.47%
Effect of fully-taxable equivalent adjustments [1]	0.13%	0.14%	0.14%	0.14%	0.14%
Effect of subordinated debt redemption cost	0.08%	—%	—%	0.02%	—%
Adjusted net interest margin - FTE	2.21%	2.25%	1.67%	2.21%	1.61%

Allowance for loan losses	$28,000	$28,066	$26,917	$28,000	$26,917

Loans	$2,936,148	$2,957,608	$3,012,914	$2,936,148	$3,012,914
Adjustments:
PPP loans	(14,981)	(39,682)	(58,337)	(14,981)	(58,337)
Loans, excluding PPP loans	$2,921,167	$2,917,926	$2,954,577	$2,921,167	$2,954,577

Allowance for loan losses to loans	0.95%	0.95%	0.89%	0.95%	0.89%
Effect of PPP loans	0.01%	0.01%	0.02%	0.01%	0.02%
Allowance for loan losses to loans, excluding PPP loans	0.96%	0.96%	0.91%	0.96%	0.91%
1 Assuming a 21% tax rate

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Dollar amounts in thousands, except per share data
	Three Months Ended			Nine Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Total revenue - GAAP	$28,732	$30,569	$28,727	$88,201	$69,355
Adjustments:
Gain on sale of premises and equipment	—	(2,523)	—	(2,523)	—
Subordinated debt redemption cost	810	$—	$—	810	$—
Adjusted total revenue	$29,542	$28,046	$28,727	$86,488	$69,355

Noninterest income - GAAP	$7,813	$8,962	$12,495	$25,150	$23,679
Adjustments:
Gain on sale of premises and equipment	—	(2,523)	—	(2,523)	—
Adjusted noninterest income	$7,813	$6,439	$12,495	$22,627	$23,679

Income before income taxes - GAAP	$14,310	$15,473	$9,806	$42,090	$19,752
Adjustments:
Write-down of other real estate owned	—	—	2,065	—	2,065
Gain on sale of premises and equipment	—	(2,523)	—	(2,523)	—
Subordinated debt redemption cost	810	—	—	810	—
Adjusted income before income taxes	$15,120	$12,950	$11,871	$40,377	$21,817

Income tax provision - GAAP	$2,220	$2,377	$1,395	$6,454	$1,390
Adjustments:
Write-down of other real estate owned	—	—	434	—	434
Gain on sale of premises and equipment	—	(530)	—	(530)	—
Subordinated debt redemption cost	170	—	—	170	—
Adjusted income tax provision	$2,390	$1,847	$1,829	$6,094	$1,824

Net income - GAAP	$12,090	$13,096	$8,411	$35,636	$18,362
Adjustments:
Write-down of other real estate owned	—	—	1,631	—	1,631
Gain on sale of premises and equipment	—	(1,993)	—	(1,993)	—

Subordinated debt redemption cost	640	—	—	640	—
Adjusted net income	$12,730	$11,103	$10,042	$34,283	$19,993

Diluted average common shares outstanding	9,988,102	9,981,422	9,773,224	9,974,071	9,827,182

Diluted earnings per share - GAAP	$1.21	$1.31	$0.86	$3.57	$1.87
Adjustments:
Effect of write-down of other real estate owned	—	—	0.17	—	0.16
Effect of gain on sale of premises and equipment	—	(0.20)	—	(0.19)	—
Effect of subordinated debt redemption cost	0.06	—	—	0.06	—
Adjusted diluted earnings per share	$1.27	$1.11	$1.03	$3.44	$2.03

Return on average assets	1.12%	1.25%	0.78%	1.13%	0.58%
Effect of write-down of other real estate owned	0.00%	0.00%	0.15%	0.00%	0.05%
Effect of gain on sale of premises and equipment	0.00%	(0.19)%	0.00%	(0.06%)	0.00%
Effect of subordinated debt redemption cost	0.06%	0.00%	0.00%	0.02%	0.00%
Adjusted return on average assets	1.18%	1.06%	0.93%	1.09%	0.63%

Return on average shareholders' equity	13.10%	14.88%	10.67%	13.54%	7.90%
Effect of write-down of other real estate owned	0.00%	0.00%	2.07%	0.00%	0.70%
Effect of gain on sale of premises and equipment	0.00%	(2.26)%	0.00%	(0.75%)	0.00%
Effect of subordinated debt redemption cost	0.69%	0.00%	0.00%	0.24%	0.00%
Adjusted return on average shareholders' equity	13.79%	12.62%	12.74%	13.03%	8.60%

Return on average tangible common equity	13.27%	15.09%	10.83%	13.73%	8.02%
Effect of write-down of other real estate owned	0.00%	0.00%	2.10%	0.00%	0.71%
Effect of gain on sale of premises and equipment	0.00%	(2.30)%	0.00%	(0.77%)	0.00%
Effect of subordinated debt redemption cost	0.70%	0.00%	0.00%	0.25%	0.00%
Adjusted return on average tangible common equity	13.97%	12.79%	12.93%	13.21%	8.73%

Effective income tax rate	15.5%	15.4%	14.2%	15.3%	7.0%
Effect of write-down of other real estate owned	0.0%	0.0%	1.2%	0.0%	1.4%
Effect of gain on sale of premises and equipment	0.0%	(1.1)%	0.0%	(0.6%)	0.0%
Effect of subordinated debt redemption cost	0.3%	0.0%	0.0%	0.4%	0.0%
Adjusted effective income tax rate	15.8%	14.3%	15.4%	15.1%	8.4%